(j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Voya Funds Trust and Voya Separate Portfolios Trust

We consent to the use of our reports dated May 26, 2017, with respect to the financial statements of Voya Floating Rate Fund, Voya GNMA Income Fund, Voya High Yield Bond Fund, Voya Intermediate Bond Fund, Voya Short Term Bond Fund, and Voya Strategic Income Opportunities Fund, each a series of Voya Funds Trust, and Voya Investment Grade Credit Fund, a series of Voya Separate Portfolios Trust, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
July 26, 2017